                                                                     Exhibit 8.1

                      [Letterhead of Covington & Burling]







                                                                  April 19, 2001



Calpine Corporation
50 West San Fernando Street
San Jose, CA 95113

Calpine Canada Energy Finance ULC
Suite 800, Purdy's Wharf, Tower 1
1959 Upper Water Street
P.O. Box 997
Halifax, Nova Scotia B3J 3N2



Ladies and Gentlemen:

     We have acted as your United States tax counsel in connection with the registration under the Securities Act of 1933, as amended (the "Act"), pursuant to the Registration Statement on Form S-3 (File No. 333-57338) (the "Registration Statement") filed with the Securities and Exchange Commission on March 21, 2001, as amended on April 19, 2001, with respect to $1,500,000,000 in aggregate principal amount of the debt securities (the "Securities") of Calpine Canada Energy Finance ULC (the "Company"), and associated guarantees issued by Calpine Corporation with respect to such Securities, to be issued pursuant to the Prospectus Supplement to be dated April 19, 2001, and the related Prospectus to be dated April 19, 2001, each to be filed with the Securities and Exchange Commission pursuant to Rule 424(a) under the Act ("the Prospectus and related Prospectus Supplement").

     We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

Calpine Corporation
Calpine Canada Energy Finance ULC
April 19, 2001
Page 2


     Based upon and subject to the foregoing, the statements in, respectively, the Prospectus and the related Prospectus Supplement under the captions "Certain United States Federal Income Tax Consequences--Taxation of Debt Securities" and "Certain United States Federal Income Tax Considerations--Taxation of Debt Securities" represent our opinion of the United States federal income tax law matters referred to therein and such statements are (subject to the qualifications and other matters stated therein) accurate with respect to the Securities in all material respects.

     The foregoing opinion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, Internal Revenue Service rulings and pronouncements, and judicial decisions now in effect, any of which may be changed at any time with retroactive effect.

     We are members of the bar of the State of New York. We do not express any opinion on any matters other than the United States federal income tax law matters specifically referred to herein.

     We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                         Very truly yours,


                                         /s/ COVINGTON & BURLING